                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                              BIGMAR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (3) Filing Party:
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     (4) Date Filed:
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
                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 28, 1997

                            ------------------------

Dear Stockholder:

    You are cordially invited to attend the First Annual Meeting of Stockholders (the "Annual Meeting") of Bigmar, Inc., a Delaware corporation (the "Company"), at The Cherry Valley Lodge, 2299 Cherry Valley Road, Newark, Ohio on July 28, 1997 at 3:00 p.m. Eastern Daylight Savings Time. The purposes of this Annual Meeting are:

    (1) To elect six directors to serve for a term to expire at the annual meeting of stockholders of the Company in the year 1998;

    (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on June 20, 1997, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

    Following the formal meeting, we will review the Company's progress during the last fiscal year and our plans for fiscal 1997 and answer your questions regarding the Company. Board members and executive officers will also be available to discuss the Company's operations with you.

                                          Yours truly,

                                          John G. Tramontana
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

Dated: June 20, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON. (If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.)

                                     [LOGO]

                             6660 DOUBLETREE AVENUE
                              COLUMBUS, OHIO 43229
                            TELEPHONE (614) 848-8380

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 28, 1997

                            ------------------------

                                  INTRODUCTION

    The Board of Directors and management of Bigmar, Inc. ("Bigmar" or the "Company") is requesting your proxy for use at the Annual Meeting of Stockholders on July 28, 1997 (the "Annual Meeting"), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    The expense of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. In addition, proxies may be solicited personally or by telephone, mail or telegram. Officers or employees of the Company may assist with personal or telephone solicitation and will receive no additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company's common stock.

OUTSTANDING VOTING SECURITIES AND DATE OF MAILING

    As of June 20, 1997, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, Bigmar had 3,985,000 shares of common stock, par value $.001 per share ("Common Stock") outstanding. Each share is entitled to one vote. Only stockholders of record at the close of business on June 20, 1997 will be entitled to vote at the Annual Meeting. The approximate mailing date of the Proxy Statement and the accompanying proxy card is June 26, 1997.

VOTING PROCEDURES

    Stockholders may vote in person or by proxy at the Annual Meeting.

    Directors will be elected by a plurality of the votes of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have cumulative voting rights with respect to the election of directors. For all other matters to be voted upon at the meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

    For purposes of determining the number of shares of Common Stock present in person or represented by proxy on a voting matter, all votes cast "for," "against" or "abstain" are included, as are shares of Common Stock represented by proxy where the authority to vote has been withheld.

    Stockholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. Shares of Common Stock as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.

    Broker/dealers who hold their customers' stock in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such stock and may vote such stock on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such stock on other matters, which typically include amendments to the certificate of incorporation of the Company and the approval of stock compensation plans, without specific instructions from the customer who owns such stock. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as "broker non-votes."

    All shares will be voted as specified on each properly executed proxy card. If no choice is specified, the shares will be voted as recommended by the Board of Directors in favor of Proposal No. 1 (i.e., "FOR" the nominees for directors named herein), and on all other matters that properly come before the Annual Meeting for a vote in the discretion of the person holding proxy unless otherwise specified on the proxy card, unless authority to vote for one or more nominees, or on a proposal, is withheld.

    Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

    Bigmar's Certificate of Incorporation and Bylaws provide that the number of directors to constitute the Board of Directors shall be determined by resolution of the Incorporator and thereafter by vote of the Board of Directors or action of stockholders, but in no case less than one. Accordingly, effective on June 19, 1996, the date of the initial public offering of the Company (the "IPO") the number was established at six and six directors were elected. Two of the directors originally elected have since resigned. One of those vacancies was filled by vote of the remaining members of the Board of Directors, electing Mr. Morris in accordance with the Company's Bylaws. The other vacancy remains and is proposed to be filled at the Annual Meeting by the election of Mr. Giovannini.

    At the Annual Meeting, six directors will be elected to hold office for one year and until their successors are elected at the next annual meeting and shall have qualified. The board is nominating for re-election all of the current directors, namely Eric M. Chen, Bernard Kramer, Michael K. Medors, John R. Morris and John G. Tramontana and is also nominating Fabio A. Giovannini, for election as a director. The shares of Common Stock voted by the proxies will be voted for their election unless authority to do so is withheld as provided in the proxy card. All nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board of Directors. Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Proxies solicited by the Board of Directors will be voted for the election of these nominees.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

INFORMATION ABOUT THE NOMINEES

    The following information, as of the Record Date, with respect to the principal occupation or employment, other affiliations and business experience of each director during the last five years has been furnished to the Company by each director.

NAME, AGE AND PRINCIPAL OCCUPATION OR EMPLOYMENT DURING THE PAST 5 YEARS

    Eric M. Chen, 26. Director since June 1996 and a member of the Executive, Audit, and Compensation and Stock Option Committees. Mr. Chen is Senior Vice President of Fechtor, Detwiler & Co., Inc., an investment banking firm. From April 1996 to August 1996 Mr. Chen was a Managing Director at LT Lawrence & Co., Inc. (the "Representative"). From April 1995 to April 1996 Mr. Chen was Vice President of Fechtor, Detwiler & Co., Inc. From June 1994 to April 1995, Mr. Chen was a research associate with Hambrecht & Quist Incorporated where he was responsible for selected biotechnology companies. From October 1992 to June 1994, Mr. Chen was an analyst with Furman Selz Incorporated, where he worked with a variety of companies in the media and entertainment and consumer retailing industries. Mr. Chen received a B.A. in Biology from Harvard University in 1992. (Pursuant to an Underwriting Agreement between the Representative and the Company, dated June 19, 1996, for a period of five years from the consummation of the Company's initial public offering, the Representative may designate one representative to be a member of the Board of Directors of the Company. The Representative initially designated Mr. Chen to be a director of the Company.)

    Fabio A. Giovannini, 39. Nominee for Director of the Company at the Annual Meeting. Mr. Giovannini has been Marketing and Sales Director of Argor-Heraeus SA since May 1996, a precious metals technology joint-venture between Union Bank of Switzerland and Heraeus, Germany. From 1988 to April 1996, Mr. Giovannini was most recently Marketing Director of Sapec SA ("Sapec") and Bigmar Pharmaceuticals SA ("Bigmar Pharmaceuticals"), divisions of Chemholding SA ("Chemholding").

    Bernard Kramer, 43. Vice President--Marketing and a director of the Company since April 1996. Since January 1988, Mr. Kramer has worked at Bioren SA ("Bioren") where he was a manager responsible for quality control and business development of pharmaceutical products.

    Michael K. Medors, 38. Treasurer, Secretary and director of the Company since its inception in September 1995. From 1991 to 1995, Mr. Medors was treasurer and general manager of Cernitin America, Inc. ("Cernitin"), a cosmetic and health products distributor. Mr. Medors and Mr. Tramontana are brothers-in-law.

    John R. Morris, 66. Director of the Company since March 1997. Mr. Morris has been President of Biotrade Group since 1978, a worldwide brokerage company active in pharmaceutical and fine chemical industries.

    John G. Tramontana, 51. Chairman of the Board, President and Chief Executive Officer of the Company since its inception in September 1995. From November 1989 to March 1996, Mr. Tramontana was the chief operating officer and a director of Chemholding, a holding company for five pharmaceutical companies involved in the development, manufacture, and commercialization of active pharmaceutical ingredients and finished pharmaceutical products. Mr. Tramontana recently purchased from Chemholding all of its stock in the Company, as Chemholding was previously a principal stockholder in the Company. Mr. Tramontana had significant responsibilities in the development, manufacture and commercialization of products of Chemholding. Mr. Tramontana was the chief operating officer and a director of Cerbios-Pharma SA ("Cerbios"), chairman of the board of AB Cernelle ("Cernelle") and the president and a director of Cernitin. In March 1996, Mr. Tramontana resigned from all of this positions with Chemholding, Cerbios, Cernelle and Cernitin. In September 1996, following the sale of Cernelle to an unrelated third party, Mr. Tramontana rejoined the board of Cernelle. Mr. Tramontana and Mr. Medors are brothers-in-law.

INFORMATION ABOUT EXECUTIVE OFFICERS WHO ARE NOT NOMINEES

    Peter P. Stoelzle, 38. Executive Vice President of the Company since July 1996. From December 1991 to July 1996, Mr. Stoelzle worked with Bausch & Lomb Pharmaceuticals, Inc. ("BLP"), most recently as Director, Regulatory Affairs where he was responsible for establishing and directing all regulatory aspects of BLP's generic drug program.

    Albert Z. Hodge, 45. Vice President-Quality Assurance of the Company since May 1996. From April 1993 to April 1996, Mr. Hodge served as Director of Quality Compliance and Manager of Regulatory Compliance for CIBA Vision Corp. where he was responsible for the development and implementation of ISO/GMP Quality Systems and facility validation programs. From February 1992 to March 1993, Mr. Hodge served as Regulatory Compliance Manager at BLP.

    Philippe Rohrer, 39. Chief Financial Officer of Bioren since 1991 and of Bigmar Pharmaceuticals since 1995. He joined Bioren in August 1991, as Finance and Administration manager with responsibility for finance, computerization and administration of Bioren.

                DIRECTORS MEETINGS, COMPENSATION AND COMMITTEES

DIRECTOR MEETINGS

    While the Board of Directors did not meet during fiscal 1996, the Board of Directors did take eight separate actions by unanimous written consent during fiscal 1996.

DIRECTOR COMPENSATION

    Directors who are not employees of the Company receive $500 per meeting attended as a director. Committee members receive $500 per committee meeting attended. In addition, all directors will be reimbursed for their reasonable out-of-pocket expenses in connection with attending meetings of the Board or any committee thereof.

DIRECTOR OPTION PLAN

    The Board of Directors has adopted a director stock option plan ("Director Option Plan") pursuant to which directors who are not otherwise affiliated with the Company (such as employees or consultants of the Company, or an affiliate thereof) will receive options to purchase Common Stock. The purpose of the Director Option Plan is to promote the overall financial objectives of the Company and its stockholders by motivating directors to achieve long-term growth in stockholder equity in the Company, to further align the interest of the directors with those of the Company's stockholders and to recruit and retain the association of these directors. The Director Option Plan provides for the award of up to an aggregate of 50,000 shares of Common Stock and will be administered by the Compensation and Stock Option Committee.

    The Director Option Plan provides for (i) the grant, upon the consummation of the IPO, of an option to purchase 3,000 shares of Common Stock to each director who was not an employee or consultant of the Company and (ii) the grant of an option to purchase 1,500 shares of Common Stock on the date of each regular annual stockholder meeting to each participant who either is continuing as a director subsequent to the meeting or who is elected at such meeting to serve as a director. Options granted under the Director Option Plan must provide for the purchase of shares of Common Stock at an exercise price of not less than the fair market value of the Common Stock on the date of grant. No option under the plan may be exercisable 10 years after its date of grant. Options granted under the Director Option Plan will not be transferable by the optionee other than by will, by the laws of descent and distribution or as required by law.

    During the fiscal year ended December 31, 1996, pursuant to the Director Option Plan, Messrs. Chen, James M. McCormick and Thomas W. D'Alonzo were each granted an option to purchase 3,000 shares of Common Stock at an exercise price of $7.50. Messrs. McCormick's and D'Alonzo's options expired ninety (90) days after their respective resignations as a director of the Company. Mr. McCormick resigned as a director of the Company in December 1996, and Mr. D'Alonzo resigned as a director in January 1997.

OPTION PLAN

    In April 1996, the Board of Directors adopted and the stockholders approved an option plan (the "Option Plan"). The Option Plan provides for the grant of incentive stock options ("ISOs") (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options ("NQSOs") to directors, officers and employees of the Company. The Option Plan further provides for the grant of NQSOs to directors and agents of, and consultants to, the Company, whether or not employees of the Company. The purpose of the Option Plan is to attract and retain exemplary directors, employees, agents, and consultants. All options granted under the Option Plan are set at an exercise price of not less than the fair market value of the Common Stock on the date of grant. All options granted under the Option Plan will not be transferable by the optionee other than by will, by the laws of descent and distribution or as required by law.

    Options granted under the Option Plan may not be exercisable for terms in excess of 10 years from the date of grant. In addition, no options may be granted under the Option Plan later than 10 years after the Option Plan's effective date. The total number of shares of Common Stock with respect to which options will be granted under the Option Plan is 300,000. The shares subject to and available under the Option Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock not reserved for any other purpose. Any shares subject to an option that terminates, expires or lapses for any reason, and any shares purchased pursuant to an option and subsequently repurchased by the Company pursuant to the terms of the option, shall again be available for grant under the Option Plan.

    The Option Plan is administered by the Board of Directors of the Company which determines, in its discretion, among other things, the recipients of grants, whether a grant will consist of ISOs or NQSOs, or a combination thereof, and the number of shares of Common Stock to be subject to such options. The Board of Directors of the Company may, in its discretion, delegate its power, duties and responsibilities under the Option Plan to a committee consisting of two or more directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Act of 1934, as amended. The Compensation and Stock Option Committee, which is responsible for administering the Option Plan, is composed of Messrs. Medors, Chen and Morris.

    The Option Plan contains certain limitations applicable only to ISOs granted thereunder. To the extent that the aggregate fair market value, as of the date of grant, of the shares to which ISOs become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the ISO will be treated as a NQSO. In addition, if an optionee beneficially owns more than 10% of the Common Stock at the time the individual is granted an ISO, the option price per share cannot be less than 110% of the fair market value per share and the term of the option cannot exceed five years.

    During the fiscal year ended December 31, 1996, pursuant to the Option Plan, Mr. Tramontana was granted an option to purchase 10,171 and 114,829 shares of Common Stock at exercise prices of $9.83 and $8.94 respectively, Mr. Stoelzle was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $8.94, Mr. Kramer was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $8.94, Mr. Rohrer was granted an option to purchase 25,000 shares of Common Stock at an exercise price of $8.94, Mr. Hodge was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $8.94, and certain other individuals were granted options to purchase 15,000 shares of Common Stock at an exercise price of $8.94.

BOARD COMMITTEES

    The Board of Directors has a standing Executive Committee, Compensation and Stock Option Committee and Audit Committee.

    EXECUTIVE COMMITTEE. The Executive Committee exercises all the power and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. The members of the Executive Committee are Messrs. Chen, Morris and Tramontana.

    COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee makes recommendations to the Board of Directors concerning compensation, including incentive arrangements, of the Company's officers and key employees and others and administers the Option Plan and determines the officers, key employees and others to be granted options under the Option Plan and the number of shares subject to such options. In addition, the Compensation and Stock Option Committee will administer the Director Option Plan. The Compensation and Stock Option Committee did not meet during fiscal 1996, but did take one action by unanimous written consent. The members of the Compensation and Stock Option Committee are Messrs. Medors, Chen and Morris. See the Compensation and Stock Option Committee Report on Executive Compensation under "COMPENSATION OF EXECUTIVE OFFICERS," below.

    AUDIT COMMITTEE. The Audit Committee (i) reviews the accounting and financial reporting practices of the Company and the adequacy of its system of internal controls, (ii) reviews the scope and results of any outside audit of the Company and the fees therefor and (iii) makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The Audit Committee did not meet during fiscal 1996. The members of the Audit Committee are Messrs. Chen and Morris.

                     INFORMATION REGARDING SECURITY HOLDERS

    The Common Stock is the Company's only outstanding class of voting securities.

PRINCIPAL SECURITY HOLDERS

    The following table sets forth beneficial ownership of Common Stock as of June 20, 1997 by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock.

                                                                   AMOUNT AND
                                                                   NATURE OF
                                        NAME AND ADDRESS           BENEFICIAL    PERCENT OF
TITLE OF CLASS                        OF BENEFICIAL OWNER          OWNERSHIP        CLASS
-------------------------------  ------------------------------  --------------  -----------
Common Stock...................  John G. Tramontana                2,392,031(1)        58.2%
                                 6660 Doubletree Avenue
                                 Columbus, Ohio 43229

------------------------

(1) Includes 125,000 shares underlying options which are currently exercisable. The Company believes that Mr. Tramontana has sole investment and voting power with respect to the Common Stock indicated as beneficially owned by Mr. Tramontana.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth beneficial ownership of Common Stock as of June 20, 1997 by each (i) director of the Company, (ii) each of the executive officers included in the Summary Compensation Table (see "COMPENSATION OF EXECUTIVE OFFICERS" below), and (iii) all directors and executive officers of the Company as a group.

                                                                   AMOUNT AND
                                                                   NATURE OF
                                    NAME OF BENEFICIAL             BENEFICIAL    PERCENT OF
TITLE OF CLASS                            OWNER                    OWNERSHIP        CLASS
-------------------------  ------------------------------------  --------------  -----------
Common Stock.............  John G. Tramontana                      2,392,031(1)        58.2%
Common Stock.............  Bernard Kramer                              8,334(2)       *
Common Stock.............  Michael K. Medors                               0          *
Common Stock.............  Eric M. Chen                                3,000(3)       *
Common Stock.............  John R. Morris                                  0          *
Common Stock.............  All directors and executive officers    2,446,699           59.3%
                           as a group (seven persons)

------------------------

*   Less than 1%

(1) Includes 125,000 shares of Common Stock underlying options currently exercisable.

(2) Includes 8,334 shares of Common Stock underlying options currently exercisable. Does not include 16,666 shares of Common Stock underlying options not currently exercisable.

(3) Includes 3,000 shares of Common Stock underlying options currently exercisable. Does not include 11,433 shares of Common Stock underlying warrants not currently exercisable.

CHANGES IN CONTROL

    Mr. Tramontana, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, pursuant to privately negotiated transactions in Switzerland, has acquired additional shares of the Common Stock, sufficient to obtain a controlling equity interest in the Company. Mr. Tramontana has advised the Company that on March 27, 1997 he entered into an agreement with each of Chemholding and four individuals to acquire for cash consideration all shares of Common Stock owned by such persons, subject to certain conditions. The closing conditions were satisfied on May 2, 1997. The number of shares of Common Stock purchased and the consideration paid were as follows:

       1,010,563 shares for a price equal to 0.8163766 Swiss francs (or .555 United States dollars) per share. 283,100 shares for a price equal to 9.3253267 Swiss francs (or 6.3394 United States dollars) per share. (The conversion to U.S. dollars assumes an exchange rate of 1.471 Swiss francs for every 1.00 U.S. dollar).

    The source of the consideration for such purchase was private funds of Mr. Tramontana. The aggregate number of shares of Common Stock acquired by Mr. Tramontana was 1,293,663. The shares are restricted within the meaning of Rule 144 of the Securities and Exchange Commission (the "SEC").

    Prior to the stock purchases, Mr. Tramontana beneficially owned 1,098,368 shares of Common Stock (including 125,000 shares underlying options which were then and are currently exercisable), which comprised 26.7% of the outstanding shares of Common Stock. Accordingly, Mr. Tramontana is now the beneficial owner of 2,392,031 shares of Common Stock (including the 125,000 option shares), or approximately 58.2% of the total outstanding, and may therefore be deemed to control the Company. Prior to such transactions no single person or group owned a controlling equity interest in Company.

    The Company is not aware of any arrangements, the operation of which may at a subsequent date result in a change of control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Ownership of and transactions in the Common Stock by executive officers, directors and persons who own more than 10% of the Common Stock are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. Based solely on a review of the copies of reports furnished to the Company and representations of certain executive officers and directors, the Company believes that during fiscal 1996 its officers, directors and greater than 10% beneficial owners complied with such filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information regarding compensation paid by the Company since its inception to its Chief Executive Officer and the other most highly compensated executive officers whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1996 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                           ANNUAL COMPENSATION       SECURITIES
                                         ------------------------    UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY($)      BONUS($)      OPTIONS        COMPENSATION(1)
---------------------------------  ----  ----------     ---------   ------------   -------------------
John G. Tramontana...............  1996   $ 102,650      $ 25,000    12$5,000            $ 3,000
  Chairman of the Board of
  Directors, Chief Executive
  Officer

------------------------

(1) Amounts relate to annual auto allowance.

                          OPTION GRANTS IN FISCAL 1996

                                                                                        POTENTIAL
                                                                                       REALIZABLE
                                               INDIVIDUAL GRANTS                        VALUE AT
                             -----------------------------------------------------   ASSUMED ANNUAL
                                            PERCENT OF                                RATE OF STOCK
                              NUMBER OF       TOTAL                                       PRICE
                             SECURITIES      OPTIONS       EXERCISE                   APPRECIATION
                             UNDERLYING     GRANTED TO       PRICE                   FOR OPTION TERM
                               OPTIONS     EMPLOYEES IN     ($ PER      EXPIRATION   ---------------
NAME                         GRANTED(1)    FISCAL 1996      SHARE)         DATE        5%      10%
---------------------------  -----------   ------------   -----------   ----------   ------  -------
John G. Tramontana.........   114,829(2)        4.0%        $ 8.94      8/20/01      $283,623 $626,732
                               10,171(3)        3.6%        $ 9.83      8/20/01      $27,623 $61,039

------------------------

(1) Underlying Option Amounts are stated in terms of Common Stock.

(2) Non-qualified Stock Option.

(3) Incentive Stock Option.

         FISCAL 1996 OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

    No options were exercised during the fiscal year ended December 31, 1996. The Company has no outstanding stock appreciation rights.

                                                              NUMBER OF
                                                              SECURITIES
                                                              UNDERLYING
                                                             UNEXERCISED      VALUE OF UNEXERCISED
                                                              OPTIONS AT      IN-THE-MONEY OPTIONS
                               SHARERS                          FY-END             AT FY-END
                             ACQUIRED ON       VALUE         EXERCISABLE/         EXERCISABLE/
NAME                           EXERCISE       REALIZED      UNEXERCISABLE        UNEXERCISABLE
---------------------------  ------------   ------------   ----------------   --------------------
John G. Tramontana.........    --             --           125,000/None              $ 0/$0

EMPLOYMENT AGREEMENT WITH JOHN G. TRAMONTANA

    In April 1996, the Company entered into an employment agreement with Mr. Tramontana to serve as the Company's President and Chief Executive Officer. The employment agreement is for a five-year term commencing June 19, 1996 and is subject to automatic annual renewal unless earlier terminated. Pursuant to the terms of this employment agreement, Mr. Tramontana is required to devote his full business time and attention to fulfill his duties and responsibilities to the Company. Mr. Tramontana will receive a base salary of $200,000 for the first year of the term of the employment agreement with subsequent annual cost of living increases at the discretion of the Company's Board of Directors. In addition to his base salary, Mr. Tramontana is entitled to receive an annual bonus, at the discretion of the Board of Directors, provided such bonus is equal to at least 25% of his base salary. Mr. Tramontana's employment agreement provides that the Company is required to provide Mr. Tramontana with an automobile allowance of $6,000 per annum and the Company is required to obtain life insurance coverage on the life and for the benefit of Mr. Tramontana in an amount equal to $500,000, assuming he is insurable. Mr. Tramontana will also have the right to participate in all benefit plans afforded or which may be afforded to other executive officers during the term of the agreement including, without limitation, group insurance, health, hospital, dental, major medical, life and disability insurance, stock option plans and other similar fringe benefits. If Mr. Tramontana dies or is unable to perform his duties on account of illness or other incapacity and the agreement is terminated, he or his legal representative shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus three additional months of base salary in the event of death and six additional months of base salary in the event of illness or other incapacity. The agreement further provides that if the Company terminates Mr. Tramontana's employment for cause or if Mr. Tramontana voluntarily leaves the employment of the Company, Mr. Tramontana shall receive his salary through the end of the month in which the termination occurred. If Mr. Tramontana's employment is terminated by the Company without cause, Mr. Tramontana shall receive from the Company the base salary which would otherwise be due to the end of the month during which the termination of employment occurred plus four additional months. Mr. Tramontana's employment agreement contains certain confidentiality and non-competition provisions. The Company has obtained $2,000,000 of key-person life insurance for the benefit of the Company on the life of Mr. Tramontana. During the second quarter of 1997, Mr. Tramontana will be paid the minimum bonus of 25% of his base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1996, Michael K. Medors, Treasurer and Secretary of the Company, served as a member of the Compensation and Stock Option Committee of the Board of Directors. In addition, in March 1996, the Company entered into a sublease agreement with Cernitin. The sublease was month to month and the Company has now terminated the lease as of May 31, 1997. The sublease was at a rental of approximately $22,315 per annum. Mr. Tramontana was the President and a director of Cernitin and Mr. Medors was the treasurer and general manager of Cernitin at the time of the negotiation and execution of the sublease. Furthermore, in December 1996, the Company entered into the Lease with JTech Laboratories, Inc. ("JTech"). The Lease commences on the completion of construction of an approximately 8,600 square foot office and laboratory facility. The Lease provides for a rental of approximately $120,000 per annum with the first year's rent due in full at the time of commencement of the Lease discounted at 9%. Mr. Tramontana was the President and director of JTech and Mr. Medors was the Treasurer and director of JTech at the time of the negotiation and execution of the Lease. Mr. Tramontana and Mr. Medors continue to hold such positions with JTech.

    During fiscal 1996, Eric M. Chen served as a member of the Compensation and Stock Option Committee of the Board of Directors. In June 1996, the Company granted to the Representative an option to purchase 140,000 shares of Common Stock at an exercise price per share equal to $9.75. In 1996, the

Representative assigned to Mr. Chen warrants to purchase 11,433 shares of Common Stock at an exercise price equal to $9.75.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

    While the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") did not meet during fiscal 1996, it did act by unanimous written consent on one occasion. The salaries of the executive officers have not increased since the Company's IPO, as the Compensation Committee has not yet finalized formal compensation policies applicable to the Company's executive officers.

    The Compensation Committee believes that the Company should create compensation packages to attract and retain executives who can bring the experience and skills to the Company necessary for the development of the Company and its products. The Compensation Committee intends that this will be accomplished by utilizing salary as the base compensation and stock options to promote long-term incentives. As the Company grows, other forms of annual and long-term compensation arrangements may be developed to provide appropriate incentives and to reward specific accomplishments.

    In determining base salaries, the Compensation Committee intends to examine, among other factors, the executive's performance, degree of responsibility and experience, as well as general employment conditions and economic factors. It is not anticipated that specific weights will be assigned to any of the factors employed by the Compensation Committee.

    The Compensation Committee also intends to use stock options to provide long-term incentive compensation to the Company's employees, including executive officers, enabling them to benefit, along with all stockholders, if the market price for Common Stock rises. The Compensation Committee believes that the use of stock options ties employee interests to those of the Company's stockholders through stock ownership and potential stock ownership, while also providing the Company with a means of compensating employees using a method which enables the Company to conserve its available cash for operations and product development. Decisions of the Compensation Committee as to option grants will be based, in large measure, upon a review of such factors as the executive's level of responsibility, other compensation, accomplishments and goals, as well as recommendations and evaluations of the executive's performance. Determinations will be made subjectively without giving weight to specific factors.

    The salary of John G. Tramontana, the Company's President and Chief Executive Officer has remained unchanged since the Company's IPO, although during fiscal 1996 he was granted options to purchase shares of the Company's Common Stock in recognition of his efforts on behalf of the Company.

    Section 162(m) of the Internal Revenue Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer. The Company intends to satisfy the requirements of
Section 162(m) should the need arise.

                                                          Respectfully submitted,

                                                          Eric M. Chen
                                                          Michael K. Medors
                                                          John R. Morris

PERFORMANCE GRAPH

    The following line graph compares the Company's cumulative total stockholder return against the cumulative return of the S&P 500 Index and the NASDAQ Pharmaceutical Index for the period from June 20, 1996, to December 31, 1996. The comparison assumes $100 was invested on June 20, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                 COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN
                    AMONG BIGMAR, INC., THE S & P 500 INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            BIGMAR, INC.     S & P 500       NASDAQ PHARMACEUTICAL
6/20/96               $100         $100                           $100
12/31/96                86          113                             99

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS

    In November 1995, Bioren entered into the Sapec Exclusive Distribution Agreement (the "Sapec Agreement") and Bigmar Pharmaceuticals entered into an agreement (the "Cernelle Agreement") pursuant to which Bigmar Pharmaceuticals obtained the exclusive worldwide distribution rights to approximately 20 generic oncological products including calcium leucovorin, methotrexate and mercaptopurine manufactured by Cernelle. Pursuant to the terms of the Sapec Agreement, Bioren paid Sapec a one-time fee of $100,000 upon notification by Sapec that its oncological products were ready for shipment. In addition, in November 1995, Bigmar Pharmaceuticals entered into the Bioferment License and Supply Agreement (the "Bioferment Agreement"). Pursuant to the terms of the Bioferment Agreement, Bigmar Pharmaceuticals paid Bioferment SA ("Bioferment") $100,000. At the time of negotiation and execution of the foregoing agreements, Mr. Tramontana, the Company's Chairman of the Board, President, and Chief Executive Officer, was the Chief Operating Officer and a director of Cerbios, Chairman of the Board of Cernelle and a director of Chemholding, then a principal stockholder of the Company. Chemholding is the sole stockholder of Cerbios of which Sapec and Bioferment are divisions. Until July 1996, Cerbios was the sole stockholder of Cernelle. Certain stockholders of the Company own in the aggregate approximately 80% of the capital stock of Chemholding. Mr. Tramontana is not a stockholder of Chemholding, Cerbios or Cernelle. On March 27, 1997, the Company reached a settlement (the "Settlement") with Cerbios of claims made by Cerbios that the Company owed Cerbios $2,243,000 for various "services" and "values of lost contracts," and as a result of the Settlement terminated the contracts it had entered into with Sapec and Bioferment. In July 1996, Cernelle was sold to an unrelated third party. The Company's agreement with Cernelle has not been terminated. Mr. Tramontana rejoined the board of directors of Cernelle in September 1996.

    In 1995, Unione Farmaceutica SA ("Unione Farmaceutica"), which is owned by certain stockholders of the Company, loaned $1,809,524 to the Company bearing interest at the rate of 9% per annum. The principal on the loan was repaid in August 1996. For the fiscal year ended December 31, 1995, the Company made interest payments to Unione Farmaceutica in the amount of $151,000. For the fiscal year ended December 31, 1996, the Company made interest payments to Unione Farmaceutica in the amount of $96,373.

    On January 8, 1995, Chemholding agreed to be a surety for Bigmar Pharmaceuticals in the amount of $1.3 million for the loans with respect to the Bigmar's state of the art facility in Switzerland.

    For the fiscal year ended December 31, 1995, the Company purchased inventory from Cernelle and Cerbios in the aggregate amount of $206,000 and paid selling, general and administrative expenses and freight charges to Cerbios in the amount of $169,000. For the fiscal year ended December 31, 1996, such purchases aggregated $965,000 and the fee accrued for Cerbios in connection with the Settlement aggregated approximately $300,000.

    In June 1995, all of the outstanding capital stock of Bioren was purchased by Bigmar Pharmaceuticals, for an aggregate purchase price of approximately $9.4 million, consisting of approximately $5.2 million in cash and the assumption of certain of the Bioren's liabilities in the aggregate principal amount of $4.2 million. In addition, in connection with the purchase by Bigmar Pharmaceuticals of all of the outstanding capital stock of Bioren (the "Bioren Acquisition"), Bigmar Pharmaceuticals became a guarantor on a bank loan to Bioren in the principal amount of $2.6 million, which was collateralized by a facility used by Bioren (the "Bioren Facility"), and provided a guarantee on a second mortgage in the aggregate principal amount of approximately $1.7 million on the Bioren Facility. In addition, simultaneous with the Bioren Acquisition, in June 1995, Bigmar Pharmaceuticals sold one-half of its equity interest in Bioren to certain Bigmar Pharmaceuticals' stockholders to whom Bigmar Pharmaceuticals sold one-half of its equity interest in Bioren (the "Bioren Holders") for approximately $2.6 million. This sale included 500 shares (10% of

Bioren's outstanding stock) to Mr. Tramontana, the Company's Chairman of the Board, President and Chief Executive Officer, for approximately $500,000.

    In September 1995, the Company sold an aggregate of 2,375,000 shares of Common Stock to its existing stockholders prior to the IPO and on April 8, 1996 such existing stockholders contributed 99% of these shares of Common Stock to the Company. On April 9, 1996, the Bioren Holders exchanged their capital stock in Bioren (representing 50% of the outstanding Bioren capital stock) for 350,312 shares of the Common Stock of the Company with an approximate fair market value (based on the IPO price of $7.50 per share) of $2,627,340 and the stockholders of Bigmar Pharmaceuticals exchanged all of the capital stock of Bigmar Pharmaceuticals for 2,000,938 shares of Common Stock of the Company with an approximate fair market value (based on the IPO price of $7.50 per share) of $15,007,035.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    In March 1996, the Company entered into a sublease agreement with Cernitin. The sublease was month to month and the Company has now terminated the lease as of May 31, 1997. The sublease was at a rental of approximately $22,315 per annum. Mr. Tramontana was the President and a director of Cernitin and Mr. Medors was the treasurer and general manager of Cernitin at the time of the negotiation and execution of the sublease.

    In April 1996, Mr. Tramontana entered into five-year employment agreement with the Company. In August 1996, pursuant to the Option Plan, Mr. Tramontana was granted an option to purchase 10,171 and 114,829 shares of Common Stock at exercise prices of $9.83 and $8.94 respectively. In addition, the Company granted options to certain directors and officers of the Company. See "COMPENSATION OF EXECUTIVE OFFICERS" above.

    In June 1996, the Company granted to the Representative an option to purchase 140,000 shares of Common Stock at an exercise price per share equal to $9.75. In 1996 the Representative assigned to Mr. Chen warrants to purchase 11,433 shares of Common Stock at an exercise price equal to $9.75.

    In December 1996, the Company entered into the Lease with JTech. The Lease commences on the completion of construction of an approximately 8,600 square foot office and laboratory facility. The Lease provides for a rental of approximately $120,000 per annum with the first year's rent due in full at the time of commencement of the Lease discounted at 9%. Mr. Tramontana was the President and director of JTech and Mr. Medors was the Treasurer and director of JTech at the time of the negotiation and execution of the Lease. Mr. Tramontana and Mr. Medors continue to hold such positions with JTech.

    Mr. Tramontana and Chemholding may be deemed to be founders or promoters of the Company as that term is defined under the Securities Act of 1933, as amended.

    Certain of the transactions set forth above have been entered into by the Company with certain persons who, at the time of such transactions, might have been deemed control persons or affiliates of the Company. Notwithstanding the foregoing, the Company believes that the terms of these transactions are no less favorable to the Company than it would have obtained from unaffiliated third parties. The Company anticipates that all future transactions and loans between the Company and its officers, directors, 5% stockholders and affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and that such transactions and loans will be approved by a majority of the independent disinterested directors of the Company. There can be no assurance that the Company will be able to negotiate future transactions and loans on favorable terms to the Company or at all.

                              INDEPENDENT AUDITORS

    Richard A. Eisner & Company, LLP has been the independent accounting firm for the Company since 1996. Representatives of Richard A. Eisner & Company, LLP are expected to be present at the

Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders.

    As of the date of this Proxy Statement, the Company has not made a determination regarding selection of independent auditors for the fiscal year ending December 31, 1997.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters which will be presented at the Annual Meeting, but if any other matters do properly come before the Annual Meeting, including adjournment, they would require, unless otherwise stated, the affirmative vote of a majority of shares voting. If any other matters come before the Annual Meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card in their discretion.

                             STOCKHOLDER PROPOSALS

    Stockholders who desire to have proposals included in the notice for the annual meeting of stockholders of the Company to be held in 1998 must submit their proposals in writing to the Company, Attention: Secretary, at its offices on or before February 20, 1998.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

ANNUAL REPORT

    Bigmar's Annual Report on Form 10-K for the year ended December 31, 1996 is incorporated by reference herein. A copy of that report is included with these proxy materials.

OTHER FILED DOCUMENTS

    All documents filed by Bigmar with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the date of the Annual Meeting or any adjournment thereof shall be deemed to be incorporated by reference herein.

    Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed to constitute a part hereof except as so modified or superseded.

                             AVAILABLE INFORMATION

    Bigmar is subject to informational requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Bigmar may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York and at Suite 1400, 500 West Madison Street, Chicago, Illinois. Copies of such information can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Access to such information is also available on the Internet from the SEC's "EDGAR" World Wide Web page, using a World Wide Web browser and the following address (in effect prior to and as of the Record Date):

    http://www.sec.gov/cgi-bin/srch-edgar?0001012466

    Reports and other information concerning Bigmar can also be inspected at The NASDAQ Stock Market, Inc., 1735 K Street, Washington, D.C. 20006 and The Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108.

                                          By Order of the Board of Directors

                                          MICHAEL K. MEDORS
                                          SECRETARY

June 20, 1997

                                     [LOGO]

                        DIRECTIONS TO CHERRY VALLEY LODGE
                             The Cherry Valley Lodge
                             2299 Cherry Valley Road
                               Newark, Ohio 43055
                                 (614) 788-1200
    From Port Columbus International Airport, I-270 North to State Route 161 East (which becomes State Route 16). Proceed approximately 20 miles to Cherry Valley Road. Turn Right. Proceed approximately 1/4 mile. The Cherry Valley Lodge is located on the left.

                           PLEASE DATE, SIGN AND MAIL YOUR
                         PROXY CARD BACK AS SOON AS POSSIBLE!

                            ANNUAL MEETING OF STOCKHOLDERS
                                     BIGMAR, INC.

                                    JULY 28, 1997



                   PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                   FOR all nominees              WITHHOLD Authority
                   listed to right (Except          to vote for
                  as marked to the contrary)        nominees listed
   1. Election             [  ]                          [  ]
         of
      Directors

NOMINEES:   Eric M. Chen
            Bernard Kramer
            Michael K. Medors
            John R. Morris
            John G. Tramontana
            Fabio A. Givannini


FOR, EXCEPT VOTES WITHHELD FROM THE FOLLOWING NOMINEES:



-------------------------------------------------------


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON
SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE
MEETING OR ANY ADJOURNMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS
DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF THE LISTED NOMINEES AS
DIRECTORS.

PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY, USING
THE ENCLOSED ENVELOPE.

SIGNATURE                                   DATE
          -----------------------------           -----------------

SIGNATURE                                   DATE
          -----------------------------           -----------------
            Signature if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                     BIGMAR, INC.

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 28, 1997


Revoking all prior proxies, the undersigned, a stockholder of Bigmar, Inc. (the "Company"), hereby appoints John G. Tramontana and Michael K. Medors, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock, par value $.001 per share ("Common Stock"), of the undersigned of the Company at the Annual Meeting of Stockholders of the Company to be held at The Cherry Valley Lodge, located at 2299 Cherry Valley Road, Newark, Ohio on July 28, 1997 at 3:00 p.m., local time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse.

                    IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE